Exhibit 10.37

June 3, 2018

Mardi Dier

Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, CA 94080

Dear Mardi:

As discussed, effective June 3, 2018, you will assume the position of interim Co-President of Portola Pharmaceuticals, Inc. (the "Company"). This role will be in addition to your existing role of Chief Financial Officer.

While serving as interim Co-President, your annual base salary will be increased to $592,350. In addition, your annual target bonus percentage will be increased to 70%. Your overall target bonus for any year in which you have multiple target bonus percentages will be calculated on a pro rata basis reflecting the portion of the year that you spent at each target bonus level (in absolute dollars). I

Upon the Company hiring a new CEO, you will cease serving as the Company's interim Co-President, but will remain employed as Executive Vice President, Chief Financial Officer. At that time, your annual salary will return to its current level ($460,000), and your annual target bonus percentage will return to its current level (45%). You are hereby consenting to these changes, and thus you understand and agree that your removal as interim Co-President, and the return to your existing compensation levels, will not constitute a basis for a Good Reason resignation under the terms of your Executive Severance Benefits Agreement (the "Severance Agreement").

Following the hiring of a new CEO, you will be eligible for the following enhanced severance benefits:

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), your employment is terminated without Cause (as defined in the Severance Agreement), or you resign for Good Reason (as defined in the Severance Agreement), then in addition to the severance benefits set forth in your Severance Agreement, the Company will also (subject to the terms and conditions set forth in the Severance Agreement) accelerate the vesting of your equity awards such that you will be deemed vested in such shares that would have vested had you remained employed for one additional year following your last day of employment with the Company.

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), you decide to resign your employment for any reason, then the Company will accelerate the vesting on any earned PRSUs such that all earned but unvested shares will be deemed vested as of your last day of employment with the Company.

1 For example, if you work 8 months at a 45% target bonus and a salary of $460,000 and 4 months at a 70% target bonus and a salary of $592,350, your overall target bonus for the year would be $276,215 (calculated as 8/12 of $207,000 plus 4/12 of $414,645).

Except as set forth herein, the terms and conditions of your employment, as set forth in your offer letter from the Company dated July 28, 2006 and your Severance Agreement, shall remain unchanged. The terms set forth herein shall constitute the complete agreement of the parties with respect to such terms, and shall supersede and replace any and all prior agreements or representations made to you concerning the subject matters herein, whether written or oral. This letter agreement cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Company's Board of Directors.

Sincerely,

Hollings Renton, on behalf of the Board of Directors

Understood and Agreed to:

/s/ Mardi Dier	June 4, 2018
Mardi Dier	Date